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                                                                    Exhibit 10.8


                              SUBLICENSE AGREEMENT


AGREEMENT made effective this 9th day of May, 1996


BY AND BETWEEN:


JOHNSON & JOHNSON, a company organized under the laws of the State of New Jersey, U.S.A., and having executive offices at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933-5501 (hereinafter called "LICENSOR")


                                                                ON THE ONE HAND,


AND:


SANGAMO BIOSCIENCES, INCORPORATED, a company organized under Delaware law, having an address at 950 Marina Village Parkway, Suite 100, Alameda, CA 94501 (hereinafter called "LICENSEE")


                                                              ON THE OTHER HAND,


WITNESSETH:


A.  WHEREAS, pursuant to     *     *     *     *     *     *     *     *     *
         *     *     *     *     *     *     *     *     *     *     *  between
    LICENSOR and     *     *     *     *     *     *     *     *      *     *
         * granted LICENSOR an exclusive option to obtain an exclusive worldwide license (including the right to grant sublicenses) to certain technology, including certain technology in the field of Zinc Finger Protein Derivatives (hereinafter the "INVENTIONS"), and LICENSOR has exercised its option thereunder;


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  the Commission. Confidential treatment has been requested with respect to the
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B.  WHEREAS, patent applications have been filed in the United States and other
    territories in the  name of      *  for the granting of letters patent
    relating to the said INVENTIONS, further described in Appendix 1 hereto; and

C. WHEREAS, LICENSOR desires that the INVENTIONS be developed and made available to the public; and

D. WHEREAS, LICENSEE represents that it is presently engaged, or intends to be engaged in the business of research, development, manufacturing and selling products in fields related to the INVENTIONS; and

E. WHEREAS, LICENSEE wishes to make use of the INVENTIONS for the research, development, manufacturing and selling of products and wishes to obtain certain rights to the INVENTIONS under the terms and conditions hereinafter set forth;

F.  WHEREAS, LICENSOR is willing and able to grant such rights to LICENSEE;

NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained, IT IS AGREED AS FOLLOWS:

1.  DEFINITIONS

For the purposes of this agreement (hereinafter called the "SUBLICENSE AGREEMENT"), and solely for such purposes, the terms hereinafter set forth shall have the following respective meanings:

(a) "AFFILIATE" or "AFFILIATES" shall mean any corporation(s) or organization(s) which CONTROLS, is(are) directly or indirectly CONTROLLED by, or under common control with LICENSEE.

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(b)  "CONTROL", "CONTROL(S)" or "CONTROLLED" shall refer to direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of a corporation or other business entity, or a fifty percent (50%) or greater interest in the income of such corporation or other business entity, or the power to direct or cause the direction of the management or policies of such corporation or other business entity or policies of such corporation or other business entity whether by ownership of voting securities by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

(c)  "EFFECTIVE DATE" shall mean the date at the head of this SUBLICENSE
     AGREEMENT.

(d)  "FDA" shall mean the United States Food and Drug Administration.

(e)  "FIELD" shall mean      *     *     *     *     *     *     *     *
     *     *     *     *     *

(f) "IND" shall mean an Investigational New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R. Section
     312.3 or its equivalent in any country of the European Economic Community.

(g) "LICENSED PRODUCT" shall mean any product the manufacture, USE or SALE of which is covered by a VALID CLAIM of the PATENT RIGHTS or that is SOLD by LICENSEE or an AFFILIATE under conditions or circumstances which, if unlicensed, would amount to infringement or contributory infringement or inducement of infringement of the PATENT RIGHTS.

(h) "NDA" shall mean a New Drug Application filed with the United States Food and Drug Administration under 21 USC 355(b)(FDCA Section 505(b)) or its equivalent filed with the Health Regulatory Authorities in other countries or jurisdictions.

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(i)  "NET SALES VALUE" shall mean that sum determined by deducting from the gross amount billed and collected by the SELLER (LICENSEE, SUBLICENSEE or AFFILIATE) in an arms length transaction to customers that are not AFFILIATES of the SELLER;

     (i) transportation charges or allowances, including freight pickup allowances, and packaging costs, if any;

     (ii) trade, quantity or cash discounts, service allowances and independent broker's or agent's commissions, if any, allowed or paid;

     (iii) credits or allowances for the LICENSED PRODUCT, if any, given or made on account of price adjustments, returns, bad debts, off-invoice promotional discounts, rebates, chargebacks, any and all federal, state or local government rebates or discounts whether in existence now or enacted at any time during the term of this SUBLICENSE AGREEMENT, volume reimbursements, the gross amount billed and collected for rejected LICENSED PRODUCT or LICENSED PRODUCT subject to recall or destruction (voluntarily made or requested or made by an appropriate government agency, sub-division or department); and

     (iv) any tax, excise or other governmental charge upon or measured by the production, sale, transportation, delivery or use of the LICENSED PRODUCT;

     in each case determined in accordance with generally accepted accounting practices.

(j) "PATENT RIGHTS" shall mean the patents and patent applications identified in Appendix 1 hereof, and in respect of such letters patent, and patent applications, all corresponding national patents and patent applications, European Patent Convention applications or applications under similar administrative international conventions, patent applications in the listed or designated countries, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application based thereon.

(k)  "SELLER" shall mean one who SELLS.




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(l)   "SOLD", "SALE", "SALES", "SELL", "SELLING", and "SELLS" shall refer to the act of selling or disposing of for value.

(m) "SUBLICENSEE" shall mean a third party other than an AFFILIATE to whom LICENSEE has extended a further sublicense in accordance with Article 2(b) hereunder.

(n) "USE", "USES" and "USED" shall refer to the act of using for any commercial purposes whatsoever.

(o) "VALID CLAIM" shall mean a claim of an unexpired patent within the PATENT RIGHTS which has matured into an issued patent or a claim being prosecuted in a pending application within the PATENT RIGHTS. In each case a claim shall be presumed to be valid unless and until it has been held to be invalid by a final judgement of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of royalty determination and payment under Article 4 hereof, any claim being prosecuted in a pending patent application, including applications involved in interference or opposition proceedings, shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent.


2.    LICENSE

(a)   LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts from
      LICENSOR, upon the terms and conditions herein specified, a      *
      *      sublicense under the PATENT RIGHTS to *     *     *     *
      *     * LICENSED PRODUCTS in the FIELD.

(b)   LICENSEE acknowledges and agrees that the      *     rights granted
      pursuant to this Agreement shall be subject to:

            (i)        *     rights pursuant to the      *     *      to use the
                  LICENSED PATENTS for educational and research purposes; and

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            (ii)  the rights of the United States Government pursuant to 35
                  U.S.C. 202 et seq. and 37 C.F.R. 401.1 et seq. which may have
                  arisen or resulted form federal funding of    *    research
                  relating to the LICENSED PATENTS, including the non-exclusive right of the United States Government to practice the inventions covered by the LICENSED PATENTS. Subject to the foregoing, J&J intends to grant to LICENSEE the maximum rights allowable under 35 U.S.C. Sec. 202 et seq. and 37 C.F.R. 401.1 et seq.

      (c) Each party hereunder represents and warrants that it will make good faith efforts to comply in all respects with the applicable provisions of any applicable law, regulation, or requirement by any Government relating to the LICENSED PATENTS. Each party agrees that it will make good faith efforts to ensure that all necessary steps are taken to comply with the requirements of 35 U.S.C. 202 et seq. and 37 C.F.R. 401.1 et seq. to retain the maximum rights under the LICENSED PATENTS allowable by law. LICENSEE agrees that it will provide * with the necessary reports and information required for * to comply with 35 U.S.C. Sec. 202 et seq. and 37 C.F.R.
            401.1 et seq., including periodic reports on utilization or efforts at utilization of the inventions covered by the LICENSED PATENTS.

      (d) The sublicenses granted hereunder shall include the right to grant further sub-licenses to AFFILIATES or third party SUBLICENSEES, provided that LICENSEE agrees to be responsible for the performance hereunder by its AFFILIATES and SUBLICENSEES to which the license and rights shall have been extended.

      (e)   For the purposes of reporting and making payments of earned
            royalties under this SUBLICENSE AGREEMENT, the      *     *     *
             *  of LICENSED PRODUCTS by any AFFILIATE or SUBLICENSEE to which the license and rights shall have been extended shall be considered
            the      *     *     *     * of such LICENSED PRODUCT by LICENSEE
            and any such AFFILIATE or SUBLICENSEE may make the pertinent reports and royalty payments specified in Article 4 hereof directly to LICENSOR



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     on behalf of LICENSEE; otherwise, such reports and payments on account of
          *     *  of LICENSED PRODUCTS by each AFFILIATE or SUBLICENSEE shall
     be made by LICENSEE; and, in any event, the      *     *   of LICENSED
     PRODUCT by each such AFFILIATE or SUBLICENSEE shall be separately shown in the reports to LICENSOR if such information is readily available to LICENSEE.

(f) The LICENSEE shall be responsible to the LICENSOR for the enforcement of the terms of the sub-license and for inspecting the accounts and records kept by the SUBLICENSEE. The LICENSEE shall at the request of the LICENSOR appoint a qualified person jointly with the LICENSOR to inspect the records of the SUBLICENSEE on behalf of both and both shall be entitled to a full report thereon.

(g) No other, further or different license or right and, except as expressly provided in Article 2 hereof, is hereby granted or implied.

3.   LICENSE FEES

(a)  In consideration of the Licenses granted hereunder, LICENSEE shall pay to
     LICENSOR License Fees of      *     *     *     *     *   at times and
     amounts as follows:

          (i)       *     *     *     *     * within ten days of execution of
               this LICENSE AGREEMENT by both parties;

          (ii)      *     *     *     *     * per year for    *  years, due on
               each of the first   *   anniversary dates of the EFFECTIVE DATE.

     The obligation to pay the foregoing License Fees shall be a non-cancelable commitment by LICENSEE and such payments shall be due and payable at the times specified regardless of whether this LICENSE AGREEMENT is still in effect.

(b) In addition, LICENSEE shall pay LICENSOR the following Milestone License Fees at times and amounts as follows as long as this LICENSE AGREEMENT is still in effect:



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          (i)       *                                 upon      *
                    * for a LICENSED PRODUCT, due thirty (30) calendar days after said event; and

          (ii)      *                                  upon      *
                    * for a LICENSED PRODUCT, due thirty (30) calendar days after said event.

4.   ROYALTIES, RECORDS AND REPORTS

(a)  For the rights and privileges granted under this SUBLICENSE AGREEMENT,
     LICENSEE shall pay to LICENSOR earned royalties equal to      *
     of the NET SALES VALUE of LICENSED PRODUCT sold by LICENSEE, AFFILIATES or SUBLICENSEES.

(b) Earned royalty shall be paid in the manner provided herein, to the end of the term or terms of the last to expire of the issued patents within the PATENT RIGHTS, or until this SUBLICENSE AGREEMENT is terminated as hereinafter provided. Earned royalty shall be paid in respect of pending patent applications within the PATENT RIGHTS during such time as the application is actively being prosecuted and has not been abandoned or finally rejected and appellate procedures are unsuccessfully exhausted or the time for perfecting any further appeals has expired.

(c) Earned royalty shall be paid pursuant to Article 4(a) hereof on all LICENSED PRODUCTS SOLD under this SUBLICENSE AGREEMENT; however, earned royalty shall be payable hereunder as to a given LICENSED PRODUCT only when a license or an immunity granted under Article 2 hereof is utilized in the manufacture or SALE thereof, and the earned royalty payable on a given LICENSED PRODUCT made hereunder shall not become due and owing until such LICENSED PRODUCT is SOLD.

     Any LICENSED PRODUCT made under a license granted pursuant to this SUBLICENSE AGREEMENT prior to the termination or expiration of the applicable PATENT RIGHTS and not SOLD prior to the termination or expiration of such PATENT RIGHTS shall be


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            subject to the payment of royalties hereunder when SOLD, even though such SALE occurs after the termination or expiration of all pertinent licenses or rights granted hereunder.

            The earned royalty for any particular LICENSED PRODUCT shall be due upon the first bona fide arm's length SALE thereof by LICENSEE, AFFILIATE or SUBLICENSEE, and any subsequent SALE of such LICENSED PRODUCT by other than LICENSEE, AFFILIATE, or SUBLICENSEE shall be royalty free.

      (d) Notwithstanding the provisions of Article 4(b) hereof, in the case of transfers or SALES of any LICENSED PRODUCT between LICENSEE and an AFFILIATE, between AFFILIATES, or between LICENSEE or AFFILIATE and SUBLICENSEES, one and only one royalty shall be payable thereon and such royalty shall become payable upon the final SALE thereof to a third party other than LICENSEE, AFFILIATE or SUBLICENSEE.

      (e) LICENSEE shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to LICENSOR by way of royalty as aforesaid or by way of any other provision hereunder. Said books of account shall be kept at LICENSEE's principal place of business. Said books and the supporting data shall be maintained and kept open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accountant retained by LICENSOR and reasonably acceptable to LICENSEE for the purpose of verifying LICENSEE's royalty statements, or LICENSEE's compliance in other respects with this SUBLICENSE AGREEMENT. Names of customers and other confidential information shall not be disclosed to LICENSOR by such independent accountant. Such accountant shall be retained at LICENSOR's sole expense, unless during any such inspection a deficiency in payments to LICENSOR of one percent (1%) or more is determined to exist in which event LICENSEE shall within thirty
            (30) days reimburse LICENSOR for the full expense of retaining such accountant, including but not limited to professional and administrative fees, travel and subsistence costs.



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     (f)   LICENSEE, within sixty (60) days after the first day of January,
           April, July and October of each year (the "Reporting Date"), shall deliver to LICENSOR a true and accurate report, giving such particulars of the LICENSED PRODUCTS SOLD by LICENSEE, AFFILIATES and SUBLICENSEES during the preceding three (3) months ("Accounting Period") under this SUBLICENSE AGREEMENT as are pertinent to an accounting for royalty under this SUBLICENSE AGREEMENT. These shall include at least the following, separately stated as to the LICENSED
           PRODUCTS:

           (i) the quantity of LICENSED PRODUCTS invoiced by LICENSEE, AFFILIATES and SUBLICENSEES during those three (3) months and the billings therefor;

           (ii)   the allowable deductions therefrom;

           (iii)  the calculation of royalties thereon;

           Simultaneously with the delivery of each such report, LICENSEE shall pay to LICENSOR the royalty and any other payments due under this SUBLICENSE AGREEMENT for the period covered by such report. If no royalties are due, it shall be so reported. Royalties shall be paid to LICENSOR in United States Dollars at LICENSOR's office specified for the purposes of giving notice in Article 14(b) hereof.

     (g) All amounts payable hereunder by LICENSEE to LICENSOR shall be payable in United States Dollars. In the event any LICENSED PRODUCT shall be SOLD by LICENSEE, SUBLICENSEE or an AFFILIATE for currency other than United States Dollars, the earned royalty payable as to such LICENSED PRODUCT under Article 4(a) hereof shall first be determined in the currency for which the LICENSED PRODUCT was SOLD and then converted into its equivalent in United States Dollars at the official rate of exchange of the currency of the country from which royalties are payable as quoted by the Wall Street Journal, New York Edition, for the last business day prior to the Reporting Date for which the royalty payment is made.

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     (h)   In the event that any taxes, withholding or otherwise, are levied by any taking authority in connection with accrual or payment of any royalties payable to LICENSOR under this SUBLICENSE AGREEMENT, LICENSEE or its AFFILIATES and/or SUBLICENSEES shall have the right to pay such taxes to the local tax authorities on behalf of LICENSOR (or, in the case of SUBLICENSEE SALES, on behalf of LICENSEE), and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes, shall fully satisfy LICENSEE's royalty obligations under this SUBLICENSE AGREEMENT. LICENSEE agrees to make a good faith effort to obtain a refund of any such taxes for LICENSOR if LICENSOR informs LICENSEE that it believes such taxes have been improperly levied.

     (i) In the event that any payment required under this SUBLICENSE AGREEMENT shall be overdue, LICENSEE shall pay interest thereon at an
           annual rate of      *           over the United States Clearing Bank
           Base Lending Rate computed from the date when the payment became due; provided that if such rate shall be in excess of that allowed by applicable law, then the highest rate allowable shall apply. Payment shall be deemed to have been made when received by LICENSOR.

     5.    CONFIDENTIALITY

           Disclosures of confidential and proprietary information hereunder by either party to the other shall be made in writing (or promptly confirmed in writing if made in another form), and shall be clearly marked "Confidential". Such confidential information shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to recipient's employees or independent contractors who agree in writing to equivalent conditions and who have a need to know the information for the purposes specified under this Agreement. All confidential information shall remain the property of and be returned to the disclosing party within thirty (30) days of receipt of a written request by the disclosing party, or within thirty (30) days of termination of this Agreement. These mutual obligations of confidentiality shall apply for a period of 3 (three) years after the termination of this Agreement, but such obligations shall not apply to any information that:


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(i)       is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

(ii) was already known to the recipient as evidenced by prior written documents in its possession; or

(iii) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

(iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; or

(v) is provided to third parties under appropriate terms and conditions including confidentiality provisions equivalent to those in this Agreement for consulting, manufacturing development, manufacturing, external testing and marketing trials with respect to the products covered by this Agreement; or

(vi) is used with the consent of the disclosing party (which consent shall not be reasonably withheld) in applications for patents or copyrights under the terms of this Agreement; or

(vii)     has been approved in writing for publication by each of the parties;
          or

(viii) is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of products covered by this Agreement; or

(ix) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; or

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(x) is product-related information which is reasonably required to be disclosed in connection with marketing of products covered by this Agreement.

6.  DEVELOPMENT and COMMERCIALIZATION

(a) LICENSEE agrees to diligently attempt to exploit the LICENSED PATENTS and will diligently exert efforts to create a demand for the LICENSED PRODUCTS in at least those countries where PATENT RIGHTS exist. Within sixty (60) days after the end of each semi-annual period (June 30 and December 31) prior to first commercial sale of LICENSED PRODUCT, LICENSEE shall submit a summary report to LICENSOR reporting the progress it, or its SUBLICENSEES, have made towards commercialization in the preceding semi-annual period. This report will include a summary of the work done in the development of LICENSED PRODUCTS. Non-performance of this Article 7 shall be a breach or default under this SUBLICENSE AGREEMENT, entitling the LICENSOR, in addition to other remedies LICENSOR may have, to terminate this SUBLICENSE AGREEMENT under Article 7(c) hereunder.

(b) Promptly following Health Regulatory Approval to market LICENSED PRODUCTS in such countries where approval is sought, LICENSEE agrees to use diligent efforts to promote and sell LICENSED PRODUCTS at a level which is consistent with those marketing efforts normally used for similar products in the pharmaceutical industry.

7.  TERMINATION

(a) LICENSEE may terminate this LICENSE AGREEMENT at any time upon sixty (60) days written notice to LICENSOR, but such termination shall not relieve LICENSEE of its obligation to pay the license fees due under Article 3(a) hereunder.

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(b) If LICENSEE shall become bankrupt or insolvent and/or if the business of
    LICENSEE shall be place in the hands of a Receiver, Assignee, or Trustee, whether by the voluntary act of LICENSEE or otherwise, this SUBLICENSE AGREEMENT shall immediately terminate.

(c) Upon any breach of or default under this SUBLICENSE AGREEMENT by LICENSEE, LICENSOR may terminate this SUBLICENSE AGREEMENT by forty-five (45) days written notice to LICENSEE. Said notice shall become effective at the end of said period, unless during said period LICENSEE shall cure such breach or default.

(d) Upon termination of this SUBLICENSE AGREEMENT for any reason, other then by expiry of the PATENT RIGHTS, all rights granted hereunder shall revert to LICENSOR for the benefit of LICENSOR.

(e) LICENSEE's obligations to report to LICENSOR and to pay royalties to LICENSOR as to any LICENSED PRODUCT made or USED under a license or an immunity granted pursuant to this SUBLICENSE AGREEMENT prior to termination or expiration of this SUBLICENSE AGREEMENT shall survive such termination or expiration and any termination of this SUBLICENSE AGREEMENT shall be subject to this Article 7(d).

(f) Upon any termination of this SUBLICENSE AGREEMENT its provisions shall continue in force and effect to the extent necessary to effectuate any provision which by its terms clearly shall continue beyond such termination.

(g) Upon termination of this SUBLICENSE AGREEMENT other than by expiry of the
    PATENT RIGHTS, LICENSEE shall have no right under the PATENT RIGHTS to   *
         *                 LICENSED PRODUCTS.


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8.   ASSIGNMENT

     This Agreement or any interest herein shall not be assigned or transferred, in whole of in part, by either party hereto without the prior written consent of the other party hereto. However, without securing such prior written consent, either party may assign this Agreement to an AFFILIATE or a successor of all or substantially all of its business to which this Agreement relates (except a successor under a reorganization pursuant to 11 U.S.C. Sec. 365) provided, that no such assignment shall be binding and valid until and unless the assignee shall have assumed in a writing, delivered to the non-assigning party, all of the duties and obligations of the assignor, and, provided, further, that the assignor shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations.

9.   INFRINGEMENT

(a) LICENSOR agrees to enforce its patents within the PATENT RIGHTS from infringement and sue infringers when in its sole judgement such action may be reasonably necessary, proper and justified.

(b) Notwithstanding the provisions of Article 9(a) above, provided LICENSEE shall have supplied LICENSOR with evidence comprising a prima facie case of infringement of the PATENT RIGHTS by a third party hereto SELLING significant quantities of products in competition with LICENSEE's, an AFFILIATE's, or SUBLICENSEE's SALE of LICENSED PRODUCTS hereunder, LICENSEE shall be entitled to notify LICENSOR in writing requesting LICENSOR to take steps to enforce the PATENT RIGHTS and LICENSOR shall within three (3) months of the receipt of such written request either:

     (i) cause said infringement to terminate (including termination for whatever cause); or



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
     (ii)  initiate legal proceedings against the infringer; or

     (iii) grant LICENSEE the right, at LICENSEE's sole expense, to bring suit against the infringer for infringement of the PATENT RIGHTS.

(c) In no event shall LICENSEE be entitled to invoke Article 9(b) above with respect to more than one alleged infringer in any one country listed with the PATENT RIGHTS at any given time even though there be more than one such infringer in such country and the provisions of Article 9(b) hereof shall not come into effect or continue in effect as to such country while LICENSOR is carrying on any such legal proceeding therein.


(d) In the event either party hereto shall initiate or carry on legal proceedings to enforce the PATENT RIGHTS against an alleged infringer, as provided herein, the other party hereto shall fully co-operate with the party initiating or carrying on such proceedings.

(e) In the event LICENSOR shall institute suit or other legal proceedings to enforce the PATENT RIGHTS, it shall have sole control of such suit.

(f) In the event LICENSEE shall institute suite or other legal proceedings under Article 9(b) above to enforce the PATENT RIGHTS, LICENSOR shall be entitled to be represented by counsel of its choosing, at its sole expense, and LICENSEE shall be entitled to retain for it as damages, an amount corresponding to its actual out-of-pocket legal expenses paid to third parties for conducting such suit or other legal proceedings and shall pay
     to LICENSOR      *                    of the balance of such recovery.
     LICENSEE shall not discontinue or settle any such proceedings brought by it without obtaining the concurrence of LICENSOR and giving LICENSOR a timely opportunity to continue such proceedings in its own name, under its sole control, and at its sole expense. In the event LICENSOR does not concur in such settlement, it must continue such proceeding in its own name, under its sole control and expense


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     within three (3) months of being given notice by LICENSEE of its desire to settle or LICENSEE shall be entitled to settle without LICENSOR's concurrence.

10.  STATUS OF THE PATENT RIGHTS

(a)  Pursuant to the      *     *     *     * agreed, with the advice of
     LICENSOR, to diligently prepare, file and prosecute the patent applications
     filed within the PATENT RIGHTS and LICENSOR agreed to reimburse      *  for
     the reasonable expenses associated therewith. Upon execution of this SUBLICENSE AGREEMENT, LICENSEE agrees to assume LICENSOR's obligation to
     reimburse    *     for patent expenses under the    *     *     for
     patent expenses incurred after the EFFECTIVE DATE. LICENSOR shall instruct
          * to forward invoices for such patent expenses directly to LICENSEE and LICENSEE agrees to promptly pay such expenses. LICENSOR agrees to
     assure that    *   performs its obligations to maintain and prosecute the
     PATENT RIGHTS under the     *     *     and LICENSOR agrees to enforce
     its rights vis-a-vis   *   in this regard on LICENSEE's behalf if
     necessary. LICENSOR does not however represent or warrant that any patent within the PATENT RIGHTS will be obtained or that any such patent so obtained will be valid and enforceable.

(b) LICENSEE shall also be responsible for expenses associated with maintaining the patents obtained on the patent applications referred to in Article 10(a) hereof.

(c)  Upon request by LICENSEE, LICENSOR will advise, or ensure that    *
     advises, LICENSEE of the status of all patent applications and patents within the PATENT RIGHTS.

(d) Should LICENSEE elect not to continue paying the expenses for the maintenance or prosecution of any patent or patent application under the PATENT RIGHTS, it shall give LICENSOR thirty (30) days written notice thereof and LICENSOR may thereafter

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     assume payment of such expenses at its own cost. In the event LICENSEE ceases to pay the expenses of prosecution of maintenance of any particular patent application or patent, then LICENSEE shall cease to have license rights with respect to such patent application or patent and LICENSOR shall be free to license such rights to a third party.

11.  NON-USE OF NAMES

(a) LICENSEE shall not use the name of any inventor of the PATENT RIGHTS, or of any institution with which he has been or is connected, or of LICENSOR, or any adaptation of any of them, in any advertising, promotional or sales literature, without prior written consent obtained from LICENSOR in each case. LICENSEE shall require its AFFILIATES to comply with this Article 11 to the same extent that it applies to LICENSEE.

(b) LICENSOR shall not use the name of LICENSEE or its AFFILIATES or any adaptation thereof, in any advertising, promotional or sales literature or in any press release without prior written consent of LICENSEE in each case.

12.  WARRANTIES AND REPRESENTATIONS

(a) LICENSOR warrants that it has exclusive rights by agreement, assignment or license to the PATENT RIGHTS, except with respect to the United States Government, and that it has full power and authority to execute, deliver and perform this SUBLICENSE AGREEMENT and the obligations hereunder.

(b) Each party hereby warrants that the execution, delivery and performance of this SUBLICENSE AGREEMENT has been duly approved and authorized by all necessary corporate actions of both parties; do not require any shareholder approval which has not been obtained or the approval and consent of any trustee or the holders of any indebtedness of either party; do not contravene any law, regulation, rules or order binding on either Party, and do not contravene the provisions of or constitute a default under any indenture, mortgage contract or other agreement or instrument to which either party is a signatory.

(c) Nothing in this SUBLICENSE AGREEMENT shall be construed as a representation or a warranty by LICENSOR as to the validity or scope of any patent within the PATENT RIGHTS or that any process practiced or
     anything    *     *      under any license or immunity granted under
     this SUBLICENSE AGREEMENT is or will be free from infringement of patents of third parties.


13.  INDEMNITY

     LICENSEE agrees to indemnify and hold harmless INVENTORS,    *    ,
     LICENSOR, its AFFILIATES and their respective officers, directors, employees and agents from and against any and all claims, damages and liabilities, including reasonable attorney's fees and expenses, asserted by third parties, both government and private, arising from LICENSEE's and
     AFFILIATES'     *     *     *     of LICENSED PRODUCTS or      *
          *     *     *     *     *     *     *   . LICENSEE hereby agrees to
     maintain in full force and effect general liability and product liability insurance with a commercial insurance carrier, which policy shall have individual and aggregate limits appropriate to the conduct of LICENSEE's business covering the sale and distribution of LICENSED PRODUCTS. LICENSOR shall be named as an additional insured in such insurance policy. LICENSEE shall provide a certificate of insurance to LICENSOR evidencing such insurance policy and providing that such insurance will not be cancelled, modified or subject to non-renewal without thirty (30) days' written notice to LICENSOR. This insurance will remain in effect until three (3) years from termination of this Agreement.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

14.  GENERAL

(a) This SUBLICENSE AGREEMENT, including the Appendix hereto attached, constitutes the entire agreement and understanding between the parties as to the PATENT RIGHTS. All prior negotiations, representations, agreements, contracts, offers and earlier understandings of whatsoever kind, whether written or oral between LICENSOR and LICENSEE in respect of the PATENT RIGHTS, are superseded by, merged into, extinguished by and completely expressed by this SUBLICENSE AGREEMENT.

     No aspect, part or wording of this SUBLICENSE AGREEMENT may be modified except by mutual agreement between the LICENSOR and LICENSEE taking the form of an instrument in writing signed and dated by duly authorized representatives of both LICENSOR and LICENSEE.

(b) Any notice required or permitted to be given by this SUBLICENSE AGREEMENT shall be given by post-paid, first class, registered or certified mail addressed to:

                                General Counsel

                               Johnson & Johnson

                          One Johnson & Johnson Plaza

                      New Brunswick, New Jersey 08903-5501

                                      and

                                    Chairman

                 R.W. Johnson Pharmaceutical Research Institute

                                   Route 202

                           Raritan, New Jersey 08869


                                       or

                       SANGAMO BIOSCIENCES, INCORPORATED

                           950 MARINA VILLAGE PARKWAY

                                   SUITE 100

                               ALAMEDA, CA 94501


     Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this SUBLICENSE AGREEMENT, the time limit therefor shall be ten (10) full business days, not including the day of mailing. Notice shall be considered made as of the date of deposit with the United States Post Office.

(c) This SUBLICENSE AGREEMENT and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New Jersey, United States, except as to any issue which depends upon the validity, scope or enforceability of any patent within the PATENT RIGHTS, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

(d) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including any dispute relating to patent validity or infringement arising under this agreement, shall be settled by arbitration. Such arbitration shall be conducted at New York, New York, in accordance with the rules then pertaining to the American Arbitration Association with a panel of three (3) arbitrators. One arbitrator shall be appointed by LICENSOR; one shall be appointed by LICENSEE; and the third shall be appointed by the American Arbitration Association. The law of the State of New York shall apply to the arbitration proceedings. The arbitrators shall have the authority to grant specific performance. The judgment and award of the arbitrators shall be final and binding and may be entered in any court having jurisdiction thereof, or application may be made to such court for judicial acceptance of any award or an order of enforcement, as the case may be. Each party shall bear its own costs and expenses, including attorney's fees and fees and expenses of the arbitrator it selects, and shall share equally the fees and expenses of the arbitrator selected by the American Arbitration Association.

(e) Nothing in this SUBLICENSE AGREEMENT shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this SUBLICENSE AGREEMENT or concerning the legal right of the parties to contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this SUBLICENSE AGREEMENT shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

(f) LICENSEE shall take all reasonable and necessary steps to register this SUBLICENSE AGREEMENT in any country where such is required to permit the transfer of funds and/or payment of royalties to LICENSOR hereunder or is otherwise required by the government or law of such country to effectuate or carry out this SUBLICENSE AGREEMENT. Notwithstanding anything contained herein, but subject to Article 13(e) hereof, LICENSEE shall not be relieved of any of its obligations under this SUBLICENSE AGREEMENT by any failure to register this SUBLICENSE AGREEMENT in any country, and, specifically, LICENSEE shall not be relieved of its obligation to make any payment due to LICENSOR hereunder at LICENSOR's address specified in
     Article 14(b) hereof, where such payment is blocked due to any failure to register this SUBLICENSE AGREEMENT.

(g) As used in this SUBLICENSE AGREEMENT, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute a part of this SUBLICENSE AGREEMENT.

(h) Nothing herein shall be deemed to create an agency, joint venture or partnership between the parties hereto.

(i) Notwithstanding any other provisions of this SUBLICENSE AGREEMENT, neither of the parties hereto shall be liable in damages or have the right to terminate this SUBLICENSE AGREEMENT for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to acts of God, governmental restrictions, wars, or insurrections, strikes, floods, work stoppages and/or lack of materials; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default. If such reasons for delay or default continuously exist for six (6) months, this SUBLICENSE AGREEMENT may be terminated by either party.

15.   EFFECTIVE DATE AND TERM

      This SUBLICENSE AGREEMENT shall become effective on the day and year first above written and shall, unless terminated earlier by one of the parties in accord with its terms, expire concurrently with the expiration, invalidation or lapsing of all issued patents within the PATENT RIGHTS and/or the abandonment of all pending patent applications within the PATENT RIGHTS.

16.   GOVERNMENT RIGHTS

(a) LICENSEE acknowledges and agrees that its respective rights and obligations pursuant to this SUBLICENSE AGREEMENT shall be subject to
      *    *   rights and    *     obligations and the rights of the United
      States Government, if any, which arose or resulted from    *     receipt
      of research support from the United States Government.

(b) LICENSEE shall comply in all respects with the applicable provisions of any applicable law, requirement, regulation or determination by any Government relating to the PATENT RIGHTS and shall provide LICENSOR with any information or report required to comply with any such law, requirement, regulation or determination.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Any inconsistency between this SUBLICENSE AGREEMENT and the pertinent provisions of any law, requirement, regulation or determination by a Government shall be resolved by conforming this SUBLICENSE AGREEMENT to such provisions of any such law, requirement, regulation or determination.

(d) Any agreement or arrangement relating to the PATENT RIGHTS between LICENSEE and any third party hereto shall be made expressly subject to the terms and conditions of this Article 16 and LICENSEE shall require such other party to comply therewith to the same extent that LICENSEE is required to comply.

(e) Any license or other right granted or to be granted pursuant to this SUBLICENSE AGREEMENT shall be subject to any and all applicable governmental laws and regulations relating to compulsory licensing.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this SUBLICENSE AGREEMENT on the date(s) indicated below, to be effective the day and year first above written.


For and on Behalf of LICENSOR, JOHNSON & JOHNSON

By:     /s/ RONALD G. GELBMAN
        ---------------------------------------------

Name:   Ronald G. Gelbman
        ---------------------------------------------

Title:  Worldwide Chairman
        ---------------------------------------------

        Pharmaceuticals & Diagnostics Group
Date:            April 15, 1996
        ---------------------------------------------


For and on Behalf of LICENSEE, SANGAMO BIOSCIENCES, INCORPORATED

By:     /s/ EDWARD LANPHIER
        ----------------------------------------------

Name:   Edward Lanphier
        ----------------------------------------------

Title:  President
        ----------------------------------------------